ALPHANET SOLUTIONS, INC.
                                     EXHIBIT 10.27


June 8, 1999


[Name of Executive Officer]
[Title of Executive Officer]
AlphaNet Solutions, Inc.
7 Ridgedale Avenue
Cedar Knolls, New Jersey 07927

Dear [First Name of Executive Officer]:

At its regularly scheduled meeting held on May 20, 1999, the Board of Directors of AlphaNet Solutions, Inc. (hereinafter, the "Company") approved the issuance to you of this letter agreement, detailing your rights and obligations in the event of a "change-of-control" in the ownership and management of the Company (as more particularly described below).

In consideration of your past and continued service to the Company, in the event there is a "change-of-control" (as defined below) which results in either the involuntary termination of your employment with the Company or voluntary resignation from the Company due to a reduction in salary or benefits, you shall receive (a) one year of base salary from the Company, payable in equal biweekly installments; and (b) continuation for one year from date of termination of all current medical, dental, life and disability insurance benefits, as well as your current monthly car allowance. In addition, in the event of such "change-of-control" (as defined below), all stock options previously or hereafter issued to you under the Company's 1995 Stock Plan, as the same may be amended from time to time, shall, to the extent such stock options have not vested as of such date, immediately vest and become exercisable upon your involuntary or voluntary termination as described above.

The salary and benefit continuation and other provisions referenced in the immediately foregoing paragraph shall be applicable for a period of two years from the date of any "change-of-control" as defined below. If within such two-year period a "change-of-control" (as defined below) has not resulted in either the involuntary termination of your employment with the Company or voluntary resignation from the Company due to a reduction in salary or benefits, this letter agreement and the terms hereof shall be null and void and have no further force or effect. Similarly, in the event your employment with the Company is voluntarily or involuntarily terminated in the absence of a "change-of-control" (as defined), this letter agreement shall be null and void.

For purposes of this letter agreement, a "change-of-control" shall be deemed to have occurred in the event (i) of the acquisition (including as a result of a merger) by any `person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or persons "acting in concert" (which for purposes of this agreement shall include two (2) or more persons voting together on a consistent basis pursuant to an agreement or understanding between them to act in concert and/or as a "group" within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company; and (ii) Stanley Gang ceases to be the Chairman of the Board of the Company.

Please signify your acceptance of and agreement to the foregoing by signing in the space provided below for this purpose.

                                                 Very truly yours,

                                                 /s/ Stanley Gang
                                                 ----------------
                                                     Stanley Gang
                                                 Chairman of the Board
ALL OF THE FOREGOING IS
ACCEPTED AND AGREED TO
THIS _______ DAY OF JUNE, 1999:

------------------------------------
[Name of Executive Officer]

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